Exhibit 99.2

Event Name: Q4 2015 Foundation Healthcare Inc Earnings Call

Event Date: 2016-03-16T20:30:00 UTC

Company: Brooks O’Neil; White Oaks; IR

Company: Stanton Nelson; Foundation HealthCare, Inc.; CEO

Company: Hubert King; Foundation HealthCare, Inc.; CFO

Participant: Bill Sutherland; Emerging Growth Equities; Analyst

Participant: Andy Carruthers; Bagley Securities; Analyst

Participant: Walter Young; Thompson Davis; Analyst

Participant: Tom Maguire; Private Investor

Participant: Operator

Operator - Good afternoon and welcome to the Foundation Healthcare Fourth-Quarter 2015 Financial Results Conference Call and Webcast. All participants will be in listen-only mode.

(Operator Instructions)

Please note this event is being recorded.

I would now like to turn the conference over to Brooks O’Neil, White Oaks Investor Relations. Please go ahead.

Brooks O’Neil - Good afternoon and thank you for joining us on this call today. The purpose of this call is to review Foundation Healthcare’s Financial Results for the Fourth Quarter and fall of 2015. We will also provide some additional color on the business. With me on the line, our Foundation Healthcare CEO, Stanton Nelson and Foundation CFO, Hugh King.

After I read our cautionary statement, both Stanton and Hugh make some brief comments, after which, we will be happy to take your questions. Our comments today may include forward-looking statement. All statements other than statements of the historical fact including without limitation, statements regarding the future plans and objectives of Foundation Healthcare, or the Corporation, are forward-looking statements. These involve various risks assumption of risks, assumptions, estimates, and uncertainties. These statements reflect the current projections expectations or belief of Foundation Healthcare and are based on information currently available to the corporation. There can be no assurance that such statements will prove to be accurate and actual results of future events could differ materially from those anticipated in such statements.

All forward-looking statements made on this call are qualified by these cautionary statement and the risk factors described in the Company published financial statement on file with the SEC. All such statements are made as of today and Foundation Healthcare assumes no obligation to update or revise this statements.

With that, let me turn the call over to Stanton.

Stanton Nelson - Thank you, Brooks. Good afternoon and thank you for joining our call today. Today, we will discuss Foundation’s Fourth-Quarter and Year-End Results for 2015. We have just completed an excellent year in 2015 and believe we are well-positioned for continued success in 2016. To summarize 2015, annual net revenues improves 22% to $127.5 million and 2015 annual adjusted EBITDA increased 35% to $14.2 million.

During 2015, annual patient service revenue at our majority-owned hospitals grew by 26%. On December 31, 2015, we completed the acquisition of University General Hospital, or UGH, in Houston, Texas. UGH is our fourth surgical hospital and we expect UGH to be immediately created to EBITDA. We have completed the rebranding of UGH facilities to Foundation Surgical Hospital of Houston.

Houston as a market foundation knows very well, as we have previously developed seven surgery centers and one surgical hospital. We are very familiar with the medical landscape in Houston and potential position with whom we want to partner. Our plan in Houston is consistent with our core strategy in all of our surgical hospital. In just the first few months under our ownership, we have reduced operating expenses at the facility by $4 million annualized and we will see an additional $3 million of annualized savings by the end of the second quarter of 2016. This has been accomplished primarily by rationalizing staffing and centralizing core services, which we typically handle in Oklahoma City.

In addition, we are actively recruiting physician partners at Foundation Surgical Hospital of Houston and we expect this to drive strong growth in surgical cases performed at the Houston Hospital this year. The third component of our strategy is to add ancillary services like lab services, diagnostic imaging, physical therapy, wound care, and other services which fit the physician and patient needs in a Houston Market.

We are very excited about the addition of UGH to the Foundation family and expect UGH to provide a solid contribution to the Company’s results in 2016 and beyond. As we noted in our press release issued earlier today, during the Third Quarter of 2015, we reached capacity in our San Antonio Hospital and announced construction of another operating room in the addition of two patient rooms for postsurgical care. This expansion, which was completed this month, will increase our surgical capacity by 25% in San Antonio. Unfortunately, the construction during November and December did have an inhibiting effect on the Fourth Quarter of volumes and revenues. Given the strong historical performance of San Antonio of the San Antonio Hospital and the expansion of the capacity, we expect really good things in that market in 2016.

I will now turn the call over to Hugh King to discuss our financials for the Fourth Quarter and year-end. Hugh?

Hubert King - Thank you Stanton and good afternoon everyone. Net revenues and equity and earnings of affiliates for the Fourth Quarter of 2015 were collectively $32.1 million up 1.3% from the $31.7 million reported in the Fourth Quarter of 2014. Our net revenues are comprised of revenues from patient’s services, less of provision for Doppler Accounts, management fees from affiliates and other revenue.

Patient services’ revenue net of the provision for Doppler Accounts increased $700,000 or 2.4% to $29 million compared for the three month ended December 31, 2015 compared to $28.3 million in the same period of 2014. As Stanton highlighted, results in San Antonio were impacted by the disruption cost, fire plant facility expansion and we expect results there to strengthen now that the project has been completed.

Results in San Antonio were also affected by a meaningful increase in the number of Personal Injury or PI cases completed in that market during the Fourth Quarter. Given the uncertain leave related to our collection on PI cases, we take the conservative approach to recognizing revenue on those cases. In addition, our surgical volume in El Paso is modestly lower than expected during Q4. We continue to recruit doctors to practice in our facilities in El Paso and San Antonio and expect strong results in the market in 2016.

Our operating expenses for the Fourth Quarter of 2014 were $32.3 million compared to $28.9 million in the Fourth Quarter of 2014. The increase is primarily due to increased purchase service cost directly related to the increased revenues generated from our ancillary services. During the Fourth Quarter of 2015, Foundation reported a $2.1 million gain net of income taxes on the sale of its 20% interest in the real estate of the Sherman Texas Hospital.

The operating unit of the Sherman Hospital was sold at the Second Quarter of 2015. Our operations result a net income attributable to Foundation Healthcare stock of $0.16 during the Fourth Quarter of 2015 compared to - I’m sorry, common stock of $1.6 million during the Fourth Quarter of 2015 compared to income of $1.2 million during the Fourth Quarter of 2014. Adjusted EBITDA was $3 million for the 2015 Quarter compared to $4.7 million in the Fourth Quarter of 2014. This was primarily related to the lower surgical volumes in the San Antonio and El Paso facilities.

Moving to the balance sheet at December 31, cash and cash equivalents total of $5.1 million compared to $2.9 million at December 31, 2014. At year-end, due primarily to the acquisition of UGH on the last day of the year, our total debt was $80.7 million compared to $30.2 million at the end of 2014.

Stanton, I will turn the call back over to you.

Stanton Nelson - Thank you, Hugh. Operator, we’re ready to take questions.

Operator - (Operator Instructions) Bill Sutherland with Emerging Growth Equities.

Bill Sutherland - Just a couple questions. I was curious or maybe a little more color on what happened in El Paso the surgical volumes in the Fourth Quarter?

Stanton Nelson - Our spinal surgeons, at least one of them, had started taking some cases to another hospital. So, that’s primarily the biggest driver of what happened in terms of overall net revenue being down in that market, so that was pretty much the only issue there. I will say though, we have recruited two additional surgeons that will actually start April and July of this year, so we’re really excited about these two gentlemen coming in to the market.

Bill Sutherland - I guess that just like the nature of the business, right?

Hubert King - Sometimes it happens, right.

Bill Sutherland - He wasn’t a partner, then, was he?

Stanton Nelson - He actually is a partner.

Bill Sutherland - Oh, he was - okay. In UGH, how many ORs are there in that hospital?

Stanton Nelson - We have 601.

Bill Sutherland - [601]? Okay. And do you have a common target of how many MD partners you’d like there?

Stanton Nelson - Yes. We’ve initially targeted - have about 1,000 surgeons within a 20-mile radius of the hospital and we certainly narrowed that list down. We expect we’ll end up being between 35 and 40 physicians in the partnership and, as you know, we’re going to sell about 49% of the hospital. We expect that to be completed by June 30th of this year.

Bill Sutherland - Remind us, is the vast majority of your practicing docs partners, or do you have equal ways -

Stanton Nelson - No. We have across-the-board, there’s about 70% of our volume comes from, our doctor partners, the 30% are casual users and I think the reason why that happens is the productivity piece they can get in and get out, but then the clinical outcomes are just far superior at our hospitals versus our competitors.

Bill Sutherland - In Houston, I know it’s early days for UGH, I got to stop calling it that, are you seeing any signs of the economy there impacting or possibly going to impact your volumes?

Stanton Nelson - We really haven’t. I think that’s something we’re certainly conscious of, I mean, that’s obviously a fairly sizable city in terms of the energy, but it is diverse, so I think there certainly office space available that we’re seeing now due to that issue with energy, but it’s something we’re definitely watching, but at this point we don’t think it’s had a negative effect on the hospital.

Bill Sutherland - I think the last question I was going to throw out there is about the ancillaries and kind of the plan - if there’s any color you can provide on what you hope to get done there this year. And then also if you can address as far as the toxicology lab about this Medicare rate cut that’s been implemented?

Hubert King - I can take that last part, Bill, and Stanton, you may want to tackle the first part. Bill, most of our toxicology lab revenues do not come from the Medicare and Medicaid programs. They are predominantly commercial insurance patients and managed care patients. So, we really don’t see a very big impact because of the Medicare changes.

Stanton Nelson - I’ll answer the other piece. So, obviously, the first priority and one that I will say Tom Michaud and Jennifer Duke are doing an excellent job in Houston in the recent occasion piece and the BPM is complete and on the street, so there’s a lot of interest there and they are doing a great job with that. But, I don’t see us doing anything on the ancillary side until we resyndicate. Lab services, imaging is stuff that we’ll start diving into the second half of 2016, but at this point, our biggest focus down there is what we’ve talked about; taken that $7 million of annualized savings out of the hospital through expense cuts and other things, and then the recent indication of BPM.

Bill Sutherland - And so I didn’t actually - I don’t think anything about Houston specifically with that question, but so it’s just kind of a status quo as far as -

Hubert King - Bill, we do have a couple of projects that are in the works right now. They will expand our ancillary volumes which we will be announcing those as we actually get the deals closed the press releases and/or AKs, so we are planning to grow the ancillary business and the extent of that probably won’t be quite as much as toxicology but we do see growth on the Horizon at both hospitals.

Operator - Andy Carruthers with Bagley Securities.

Andy Carruthers - Can you explain what happened in the Fourth Quarter relative to patient sources I know were down because of San Antonio and El Paso ,but, well, how was the salaries and benefits of 35% and your patient revenues early up to 2.5%; you couldn’t make any adjustments for those expenses?

Hubert King - Well, there are couples of things; one, we did a couple of things this year. Because we were having such a great year, we awarded some stock bonuses to all of the employees at corporate and that of course even though it’s not a cash expenditure, we have to reflect that as a salary expense.

And then, we also have some executive bonus provisions that when we have a good year, our stock grants to the executives to encourage that kind of growth and the work that it takes to get that growth, so that was part of the salary and benefit costs. And then we also had to eat a little bit of salary in Houston benefits in the UGH Hospital when we acquired it. The debtor did not have sufficient funds to pay their last payroll so we ended up even though we bought them at 10 o’clock we ended up paying their last payroll, which was about $900,000.

Stanton Nelson - Let me just add it too, Andy. In terms of the Fourth Quarter, I don’t believe this is going to be a trend. I feel confident of where we are and headed in to 2016 and I’m honestly very excited about it, with the acquisition that we made. So, while it’s somewhat disappointing, I certainly don’t believe it’s a trend with all the things that we are going with the recruitment of new positions in all markets. So, I certainly believe that 2016 is going to be another great year similar to what 2015 was to Foundation.

Andy Carruthers - And what volume are you running them on UGH?

Hubert King - I’m not sure we can disclose that at this time. I think we can tell you historically what’s happened, but I think in 2000, well in fact, there’ll be an AK coming out tomorrow related to UGH. Perhaps if you’d like to call and discuss it, we will be happy to share with you that information what’s been released to the public.

Stanton Nelson - And in all of this, Andy. I mean, if you remember, if you date back to January of 2013 when we took over El Paso in a very similar situation other than El Paso was losing a lot of money in this hospital and Houston is going to be a accredited day one on the EBITDA line. It was doing 100 surgical cases a month, and through the success of the recent occasion that we did in El Paso, now we average about 650 surgical cases a month. So that’s happened over basically a 2 to 3-year period and we feel very confident that the exact same thing is going to happen in Houston.

Hubert King - And we can share with you the surgical volume at the Houston Hospital is substantially greater than it was at El Paso when we took it over.

I apologize for not being able to be more forthright, but I’d be happy to have those discussions with you later this week or next week once we issue the release.

Andy Carruthers - So, would you decide going forward the salaries and benefits being more in line with what they were last year, then?

Hubert King - Yes. Again, we take the very conservative approach to accruing any bonuses, et cetera, and we waited until the Third Quarter to see what the totals were going to be. So, yes, I would say that they’ll be more consistent with our historical quarterly averages.

Operator - Walter Young with Thompson Davis.

Walter Young - Hi, did you say your debt was $80 million?

Stanton Nelson - Yes.

Walter Young - So, what’s the interest rate on that?

Hubert King - Well, the interest -

Walter Young - Combined rate, I’m sure.

Hubert King - — our overall combined rate runs about 4% to 4.5%. Our debt agreements have provisions in them that if we perform at certain levels, our interest rate gets reduced. But you can figure 4.25% as an average. And there’s one other factor that needs to be taken into consideration; our debt includes, when we took over the Houston Hospital, a capitalized lease obligation on the building. And that’s - while it’s an obligation, it is included as debt.

Walter Young - I never thought about the turnover rate before for the doctors. Do you - with your experience, do you have an idea of how much you think that would be overtime? When would a partner - how many partners would help back out?

Stanton Nelson - Yes. So, Walter, it’s rare that it happens, especially in a hospital that’s profitable and we’re making monthly distributions, but it is rare. Usually when it happens, it’s based on a physician retiring or leaving town. We just had a situation in San Antonio where a physician retired, but it allowed us to now recruit two additional surgeons for that - to replace that one physician. So, we actually use that as a positive, because that particular physician was not contributing much to the hospital and these two surgeons will. So -

Walter Young - So, rare is the answer?

Stanton Nelson - Yes.

Hubert King - And also if we know that a physician is nearing retirement, we do begin recruitment efforts to find either one or more physicians to replace that that particular physician.

Walter Young - And based on your experience, when do you think the re-syndicating of the Houston Hospital will be complete? Is that in the first half of this year, or in this calendar year or for longer?

Stanton Nelson - Our plan is to close the syndication by on or before June 30th.

Walter Young - And then lastly, can you describe the rebranding effect that the hospital, or it has on the hospital now that - I understand the cost savings, which is great to hear, but I wondered what traffic was like, employee morale, et cetera?

Stanton Nelson - Well, I can say this; I mean, but again, it dates back to 1996 when Tom started the Company, that’s when he entered into Houston. And overtime through those seven developments of surgery centers and non-surgical hospital, the foundation name has a great reputation in Houston, and it’s always is going to do is help with the re-syndication as well as bring casual users.

On the labor side of it, I mean, certainly you’ve seen we’ve taken out a substantial amount of savings there. I will say that it does take some time to improve clinical outcomes and those types of things, but something we are working on every day because we understand that this hospital has to be exactly like our other hospitals in terms of clinical outcomes. And unfortunately for that situation, they’ve had some issues there, so we’re in the process of trying to clean all that up.

Walter Young - On previous calls, you talked about 250 identified acquisition candidates. Want to give us an update there?

Stanton Nelson - Well, that’s - 250 is the number of potential targets that are in the marketplace. I’ll tell you that at this point our focus is Houston and Houston only and I think our goal as we stated publicly is that we would like to acquire a couple hospitals a year, so we continue to work that pipeline and I’ll say that’s probably the most robust since I’ve been with the Company of opportunities out there. So, while we continue to talk, we don’t want to lose focus on what’s ahead of us in terms of the importance of Houston.

Operator - (Operator Instructions) Tom Maguire, a Private Investor.

Tom Maguire - My questions are, I presume because of the construction carried over in the first quarter at San Antonio and that the spine doctor leaving El Paso, that we are going to have a good growth for 2016, but it might be more backend loaded than it already is, and since you still might be having some overlaying from those two things happening in the first quarter, is that fair?

Hubert King - Yes, I think that’s fair. I mean, typically its back-ended anyways, as you know, with deductibles restarting at the beginning of the year. But it’s not going to be drastic. I mean, this is something that we’re addressing, so I believe that the first quarter and certainly through 2016 will be a very positive one, especially with the addition of UGH.

Tom Maguire - So, when a physician leaves does he sell back his partnership interest to the Company?

Hubert King - So, Tom, ideally what we would like to have happen is if we know about it, we will put doctors in touch with each other rather than the hospital buying that out. Now, we do have in our operating agreements the ability to do that at a certain multiple EBITDA, but again, it has to be done on a fair market value if the hospital does it. And so, we have to go get evaluation. But ideally what we want to see is we go out and recruit new physicians and then put the two doctors together or multiple doctors together and negotiate that deal privately. We’re not involved.

Tom Maguire - And I know you said it was rare, Stanton, but what are some reasons why doctors leave? They get (expletive) off at something or what? Better deal somewhere else, is that -

Stanton Nelson - Yes, sometimes. I mean, that that does being recruited away in different instances. We all have egos and sometimes that gets in the way, to be honest with you, and that’s kind of what happened in this situation.

Tom Maguire - So you want to sell down your interest and UGH to 51%, which means the physician partners will get 49%. How do you determine the price to the physician partners, and does Foundation provide financing, or the docs have to get their own financing for that?

Hubert King - I can tell you that in terms of - we do evaluation again or we valued the equity in this hospital at $10 million. So, we’ll actually sell $4.9 million for that 49%, so it represents about $100,000 per 1%. We do not provide financing, but we line them up - we’ll actually line them up with a bank to make that happen.

Tom Maguire - Concerning your debt at quarter end of $80 million, do you have debt to EBITDA covenants on the debt, and if so, where do they stand and where do you stand in terms of comfortability with the debt EBITDA ratio?

Hubert King - We do have those covenants. The one thing, as I mentioned earlier, there’s about - included in that debt number is about $26 million related to a capitalized lease on the building at UGH. Our banks think of that more as a lease payment than a debt payment, and that is excluded from our debt covenants at their direction and we are very comfortably within our debt covenants; we’ve already submitted the December debt covenant review to the bank, they’ve accepted it, and we’re in good shape with them.

Tom Maguire - So, really, the debt is $54 million?

Hubert King - Yes, that’s more in line, yes. There are some [effort] capitalized equipment leases, but the big one is the some odd $26 million related to the building.

Operator - This concludes our question-and-answer session. I would like to turn the conference back over to Stanton Nelson for any closing remarks.

Stanton Nelson - Thank you for joining the call today and we certainly look forward to speaking with you soon, so hope everybody has a good day and take care. Thank you.

Operator - The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.